                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)        July 9, 1997
                                                ----------------------------

                               Pacific Enterprises
              ------------------------------------------------------
              (Exact name of registrant as specified in its charter)


                                   California
                  ---------------------------------------------
                  (State or other jurisdiction of incorporation


                1-40                             94-0743670
       ----------------------         ------------------------------------
       Commission File Number         (I.R.S. Employer Identification No.)


             555 West Fifth Street, Los Angeles, California 90013-1011
             ---------------------------------------------------------
                     (Address of principal executive offices)
                                  (Zip Code)


                               (213) 895-5000
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

                              CPUC PBR Decision


                           ***********************

On July 2, 1997, Commissioner Conlon of the California Public Utilities Commission (CPUC) issued for comment an Alternate Proposed Decision on Southern California Gas Company's (SoCalGas) application to the CPUC for performance based regulation (PBR). The Alternate Proposed Decision contains modifications to the Administrative Law Judge's (ALJ) second Revised Proposed Decision issued on June 9, 1997.

SoCalGas filed its PBR application with the CPUC in 1995. PBR replaces the general rate case and certain other regulatory proceedings. Under PBR, regulators would allow future income potential to be tied to achieving or exceeding specific performance and productivity measures, rather than relying solely on expanding utility rate base in a market where SoCalGas already has a highly developed infrastructure. The change in regulatory oversight will change the way earnings are affected by various factors. For example, earnings will become more reliant on operational efficiencies and less on investment in plant.

Under ratemaking procedures in effect prior to the PBR decision, SoCalGas typically filed a general rate case with the CPUC every three years. In a general rate case, the CPUC established a base margin, which is the amount of revenue to be collected from customers to recover authorized operating expenses (other than the cost of gas), depreciation, taxes and return on rate base. Separate proceedings are held annually to review SoCalGas' cost of capital including return on common equity, interest costs and changes in capital structure. In the PBR application originally filed by SoCalGas, key elements included a permanent reduction in base rates, an indexing mechanism that would limit future rate increases to the inflation rate less a productivity factor, and rate refunds to customers if service quality were to deteriorate. Also, SoCalGas' application proposed the elimination of annual cost of capital proceedings to be replaced by an adjustment mechanism if changes in certain indices exceed established tolerances. The new approach would maintain cost based rates but would link financial performance with changes in productivity.

The alternate Proposed Decision differs from the ALJ's second Revised Proposed Decision in two areas relating to the indexing formulae. The Alternate Proposed Decision adopts a customer growth factor in the indexing formulae. The Alternate Proposed Decision would then index SoCalGas' margin per customer by inflation less 2.1% in the first year, with the percentage increasing in 0.1% increments per year, to 2.5% in the fifth and final year. By comparison, the ALJ's second Revised Proposed Decision does not contain a customer growth factor in the formulae and would index total base margin by inflation less 1.6% in the first year with the percentage increasing in 0.1% increments per year, to 2.0% in the fifth and final year.

The Alternate Proposed Decision also differs from the ALJ's second Revised Proposed Decision relating to the earnings sharing mechanism. The Alternate Proposed Decision would require SoCalGas to share with ratepayers a percentage of any earned rate of return on rate base that fell between 25 and 150 basis points above the authorized rate of return, currently 9.49%. The percentage to be shared with ratepayers would start at 75% and decline to 0% as returns increased to 150 basis points. By comparison, the second Revised Proposed Decision would require sharing of any earned return between 25 and 300 basis points above authorized rate of return on rate base. The percentage to be shared with ratepayers would start at 75% and decline to 0% as returns increased to 300 basis points.

There are a number of remaining differences between SoCalGas' proposed PBR application and the ALJ's second Revised Proposed Decision which the Alternate Proposed Decision of July 2, did not modify. SoCalGas' initial application reflected a starting base margin reduction of $61.2 million as compared to its authorized 1995 level. After reaching various stipulations with the Commission's staff, SoCalGas' final position was a reduction of
$110 million. The ALJ's second Revised Proposed Decision calls for a starting base margin reduction of $160 million, down slightly from $163 million in the first Revised Proposed Decision issued by the ALJ on May 23, 1997 and reported earlier. The ALJ's second Revised Proposed Decision calls for the base margin reduction to be implemented immediately, and gives SoCalGas the option of implementing all other PBR elements retroactive to January 1, 1997, or on January 1, 1998.

A CPUC decision is scheduled for July 16, 1997.




SIGNATURE
---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC ENTERPRISES
---------------------
    (Registrant)


/s/ Ralph Todaro
-----------------------------
Ralph Todaro
Vice President and Controller
(Chief Accounting Officer and
duly authorized signatory)
Date:  July 9, 1997